Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2021 FIRST QUARTER RESULTS
Revenues of $52.5 billion for the First Quarter, a 9.7 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $1.81 and Adjusted Diluted EPS of $2.18
Adjusted Diluted EPS Guidance Range Raised to $8.40 to $8.60 for Fiscal 2021

VALLEY FORGE, PA, February 4, 2021 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2021 first quarter ended December 31, 2020, revenue increased 9.7 percent year-over-year to $52.5 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.81 for the December quarter of fiscal 2021, compared to $0.90 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 24 percent to $2.18 in the fiscal first quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2021. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2021 Expectations. Adjusted diluted EPS guidance has been raised from the previous expectation of $8.25 to $8.50 to a range of $8.40 to $8.60, reflecting growth of 6 percent to 9 percent versus last fiscal year.

"AmerisourceBergen is driven by our purpose and we continue to leverage our scale and expertise to provide innovative solutions for our partners. Our strong performance in the December quarter and the improved outlook and financial guidance we are providing for fiscal year 2021 are the result of our continued ability to execute and the resilience of our businesses," said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

"As we move our business forward, we will continue to focus on execution excellence and supporting pharmaceutical innovation globally to enable positive outcomes by facilitating market access," Mr. Collis continued. "Our ongoing focus on long-term, sustainable growth and our purpose of being united in our responsibility to create healthier futures position us well to create significant value for all our stakeholders."

First Quarter Fiscal Year 2021 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$52.5B	$52.5B
Gross Profit	$1.5B	$1.4B
Operating Expenses	$905M	$810M
Operating Income	$547M	$617M
Interest Expense, Net	$34M	$34M
Effective Tax Rate	28.3%	22.0%
Net Income Attributable to ABC	$375M	$451M
Diluted Earnings Per Share	$1.81	$2.18
Diluted Shares Outstanding	207M	207M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the "Supplemental Information Regarding non-GAAP Financial Measures" following the tables.

First Quarter GAAP Results

•Revenue: In the first quarter of fiscal 2021, revenue was $52.5 billion, up 9.7 percent compared to the same quarter in the previous fiscal year, reflecting a 9.7 percent increase in Pharmaceutical Distribution Services revenue and an 11.1 percent increase in revenue within Other.

•Gross Profit: Gross profit in the first quarter of fiscal 2021 was $1.5 billion, an 18.0 percent increase compared to the same period in the previous fiscal year. Gross profit was favorably impacted by the increase in gross profit in Pharmaceutical Distribution Services, a LIFO credit in the current year quarter in comparison to a LIFO expense in the prior year period, and an increase in gross profit in Other. Gross profit as a percentage of revenue was 2.77 percent, an increase of 20 basis points from the prior year quarter.

•Operating Expenses: In the first quarter of fiscal 2021, operating expenses were $905.0 million, compared to $967.8 million in the same period last fiscal year. The decrease in operating expenses was primarily due to the $138.0 million impairment of PharMEDium assets recorded in the prior year quarter. This was partially offset by an increase in distribution, selling and administrative costs. Operating expenses as a percentage of revenue in the fiscal 2021 first quarter was 1.72 percent, compared to 2.02 percent for the same period in the previous fiscal year.

•Operating Income: In the fiscal 2021 first quarter, operating income increased to $547.2 million from $263.4 million in the prior year quarter. Operating income as a percentage of revenue was 1.04 percent in the first quarter of fiscal 2021, compared to 0.55 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fiscal 2021 first quarter, net interest expense of $33.6 million was up 8.4 percent versus the prior year quarter due to a decrease in interest income resulting primarily from a decline in investment interest rates and was partially offset by a decrease in interest expense.

•Effective Tax Rate: The effective tax rate was 28.3 percent for the first quarter of fiscal 2021 compared to 18.7 percent in the prior year quarter. The effective tax rate in the current quarter was higher primarily due to the impact of Swiss tax reform.

•Diluted Earnings Per Share: Diluted earnings per share was $1.81 in the first quarter of fiscal 2021 compared to $0.90 in the previous fiscal year’s first quarter. The increase was driven by higher operating income and partially offset by the higher effective tax rate.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2021 were 206.8 million, a 0.3 percent decline versus the prior fiscal year first quarter primarily due to share repurchases, net of stock option exercises and restricted stock vesting.

First Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2021, revenue was $52.5 billion, up 9.7 percent compared to the same quarter in the previous fiscal year, reflecting a 9.7 percent increase in Pharmaceutical Distribution Services revenue and an 11.1 percent increase in revenue within Other.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2021 first quarter was $1.4 billion, which was up 14.8 percent compared to the same period in the previous year due to increases in gross profit in Pharmaceutical Distribution Services and Other. Adjusted gross profit as a percentage of revenue was 2.72 percent in the fiscal 2021 first quarter, an increase of 12 basis points when compared to the prior year quarter due to an increase in specialty product sales.

•Adjusted Operating Expenses: In the first quarter of fiscal 2021, adjusted operating expenses were $809.6 million, an increase of 8.3 percent compared to the same period in the previous fiscal year due to higher distribution, selling, and administrative expenses. Adjusted operating expenses as a percentage of revenue in the fiscal 2021 first quarter was 1.54%, a decrease of 2 basis points when compared to the prior year quarter.

•Adjusted Operating Income: In the fiscal 2021 first quarter, adjusted operating income of $616.9 million increased 24.6 percent from the prior year period due to a 26.6 percent increase in Pharmaceutical Distribution Services' operating income and a 16.4 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.17 percent in the fiscal 2021 first quarter, an increase of 14 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2021 first quarter, net interest expense of $33.6 million was up 8.4 percent versus the prior year quarter due to a decrease in interest income resulting primarily from a decline in investment interest rates and was partially offset by a decrease in interest expense.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 22.0 percent for the first quarter of fiscal 2021 compared to 21.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 23.9 percent to $2.18 in the first quarter of fiscal 2021 compared to $1.76 in the previous fiscal year’s first quarter, driven by the increase in adjusted operating income.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2021 were 206.8 million, a 0.3 percent decline versus the prior fiscal year first quarter primarily due to share repurchases, net of stock option exercises and restricted stock vesting.

Segment Discussion

    The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of the reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

    Pharmaceutical Distribution Services revenue was $50.5 billion, an increase of 9.7 percent compared to the same quarter in the prior fiscal year primarily due to increased sales of specialty products, including COVID-19 treatments, and organic growth of some of its largest customers. Segment operating income of $496.1 million in the first quarter of fiscal 2021 was up 26.6 percent compared to the same period in the previous fiscal year, due to higher gross profit resulting from the growth in revenue.

Other

    Revenue in Other was $2.1 billion in the first quarter of fiscal 2021, an increase of 11.1 percent compared to the same period in the prior fiscal year due to growth at all three operating segments: MWI, ABCS, and World Courier. Operating income in Other increased 16.4 percent to $121.6 million in the first quarter of fiscal 2021 due to the strong performance of MWI and World Courier.

Recent Company Highlights & Milestones

•AmerisourceBergen and Walgreens Boots Alliance announced strategic agreements under which AmerisourceBergen will acquire the majority of Walgreens Boots Alliance’s Alliance Healthcare businesses for approximately $6.5 billion. This acquisition is subject to the satisfaction of customary closing conditions, including receipt of applicable regulatory approvals. In addition to this transaction, the two companies agreed to strengthen their strategic partnership by extending and expanding their commercial agreements.
•Innomar Strategies, AmerisourceBergen’s Canadian operations business unit, reached an agreement with the Government of Canada to support the distribution of COVID-19 vaccines across Canada. As part of the agreement, Innomar is working with FedEx Express Canada to provide an end-to-end logistics solution that protects product viability throughout transport and enables safe and timely vaccine administration in each province and territory.
•AmerisourceBergen reached an agreement with the U.S. Centers for Disease Control and Prevention (CDC) to include Good Neighbor Pharmacy and Elevate Provider Network members in the Federal Pharmacy Partnership Strategy for COVID-19 Vaccination. To support access, AmerisourceBergen will serve as a network administrator and place orders with the CDC on behalf of qualified and eligible Good Neighbor Pharmacy and Elevate Provider Network members.
•AmerisourceBergen continues to play its key role as distributor of antivirals and antibody therapies used to treat hospitalized COVID-19 patients.
•AmerisourceBergen continues its work with the Department of Health and Human Services to store, manage, and distribute pharmaceuticals for the Strategic National Stockpile.
•AmerisourceBergen announced it reached another environmental sustainability milestone by earning a B on the 2020 CDP Climate Change Disclosure. The CDP assesses companies on the comprehensiveness of their disclosure, awareness and management of environmental risks and demonstration of best practices associated with environmental leadership.
•AmerisourceBergen unveiled a new company brand, including a new logo, website and renewed design, all of which reflect the differentiated and innovative value the company brings to its customers, associates and global healthcare marketplace.

Fiscal Year 2021 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2021 Expectations on an Adjusted (non-GAAP) Basis

    AmerisourceBergen has updated its fiscal year 2021 financial guidance to reflect the Company’s continued strong performance and solid execution. This updated financial guidance does not include any contribution from the proposed Alliance Healthcare acquisition or any incremental growth from the expanded U.S. partnership announced in January 2021. The Company now expects:

•Revenue growth in the high-single digit percent range, up from the mid-single digit percent range; and
•Adjusted Diluted EPS to be in the range of $8.40 to $8.60, up from the previous range of $8.25 to $8.50.

Additional expectations now include:
•Adjusted operating expense growth in the mid- to high-single digit percent range, widened from the mid-single digit percent range;
•Adjusted operating income growth in the high-single digit percent range, up from the mid-single digit percent range;
◦Pharmaceutical Distribution Services segment operating income growth in the high-single digit percent range, up from the mid-single digit percent range;
◦Other, which is comprised of our Global Commercialization Services & Animal Health businesses, operating income growth in the mid- to high-single digit percent range, up from the mid-single digit percent range;

•Weighted average shares to be approximately 207 million, narrowed from the previous expectation of between 206 and 207 million for the fiscal year.

All other previously communicated aspects of the Company's fiscal year 2021 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company's Board of Directors declared a quarterly cash dividend of $0.44 per common share, payable March 1, 2021, to stockholders of record at the close of business on February 12, 2021.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on February 4, 2021. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 808-6694. From outside the United States, dial +1 (412) 317-5282. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From Canada, dial +1 (855) 669-9658. From outside the United States and Canada, dial +1 (412) 317-0088. The access code for the replay is 10150879.

Upcoming Investor Events

AmerisourceBergen management will be participating in the following investor conference in the coming months:

•Credit Suisse 2021 London Global Healthcare Conference March 2-4, 2021.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 22,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $185 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the Company’s ability to consummate the proposed acquisition of Walgreens Boots Alliance, Inc.’s Alliance Healthcare businesses and related strategic transactions; the regulatory approvals required for the proposed acquisition and related strategic transactions not being obtained on the terms expected or on the anticipated schedule or at all; the integration of the Alliance Healthcare business into the Company being more difficult, time consuming or costly than expected; the Company’s or Alliance Healthcare’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the proposed acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the announcement or pendency of the proposed acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the proposed acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2020	% of Revenue	Three Months Ended December 31, 2019	% of Revenue	% Change
Revenue	$52,516,556		$47,864,742		9.7%

Cost of goods sold	51,064,326		46,633,528		9.5%

Gross profit [1]	1,452,230	2.77%	1,231,214	2.57%	18.0%

Operating expenses:
Distribution, selling, and administrative	735,068	1.40%	685,953	1.43%	7.2%
Depreciation and amortization	99,553	0.19%	104,515	0.22%	(4.7)%
Employee severance, litigation, and other [2]	70,381		39,309
Impairment of PharMEDium assets	—		138,000
Total operating expenses	905,002	1.72%	967,777	2.02%	(6.5)%

Operating income	547,228	1.04%	263,437	0.55%	107.7%

Other (income) loss, net [3]	(14,268)		2,842
Interest expense, net	33,614		31,007		8.4%

Income before income taxes	527,882	1.01%	229,588	0.48%	129.9%

Income tax expense [4]	149,175		43,020

Net income	378,707	0.72%	186,568	0.39%	103.0%

Net (income) loss attributable to noncontrolling interest	(3,862)		1,072

Net income attributable to AmerisourceBergen Corporation	$374,845	0.71%	$187,640	0.39%	99.8%

Earnings per share:
Basic	$1.83		$0.91		101.1%
Diluted	$1.81		$0.90		101.1%

Weighted average common shares outstanding:
Basic	204,683		206,008		(0.6)%
Diluted	206,801		207,517		(0.3)%
 ________________________________________

1    Includes a $25.7 million LIFO credit in the three months ended December 31, 2020. Includes a $13.3 million LIFO expense, an $8.5 million gain from antitrust litigation settlements, and $7.1 million of PharMEDium remediation costs in the three months ended December 31, 2019.

2    Includes $32.1 million of litigation and opioid-related costs related to legal fees in connection with opioid lawsuits and investigations and $38.3 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, other restructuring initiatives in the three months ended December 31, 2020. Includes $0.8 million of employee severance, $24.7 million of litigation and opioid-related costs related to legal fees in connection with opioid lawsuits and investigations, and $13.8 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended December 31, 2019.

3    Includes a $14.0 million gain on the currency remeasurement of the deferred tax assets relating to Swiss tax reform in the three months ended December 31, 2020.

4    Includes $52.3 million of expense relating to Swiss tax reform and $20.4 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the shutdown of the PharMEDium business in the three months ended December 31, 2020.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2020
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,452,230	$905,002	$547,228	$527,882	$149,175	$(3,862)	$374,845	$1.81

LIFO credit	(25,727)	—	(25,727)	(25,727)	(4,976)	—	(20,751)	(0.10)

Acquisition-related intangibles amortization	—	(25,034)	25,034	25,034	4,096	(437)	20,501	0.10

Employee severance, litigation, and other	—	(70,381)	70,381	70,381	11,974	—	58,407	0.28

Certain discrete tax benefits [1]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [2]	—	—	—	(14,039)	(52,318)	—	38,279	0.19

Adjusted Non-GAAP	$1,426,503	$809,587	$616,916	$583,531	$128,376	$(4,299)	$450,856	$2.18

Adjusted Non-GAAP % change vs. prior year	14.8%	8.3%	24.6%	26.5%	32.5%		23.5%	23.9%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.77%	2.72%
Operating expenses	1.72%	1.54%
Operating income	1.04%	1.17%

________________________________________

1    Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2    Includes tax expense relating to Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,231,214	$967,777	$263,437	$229,588	$43,020	$1,072	$187,640	$0.90

Gain from antitrust litigation settlements	(8,492)	—	(8,492)	(8,492)	(1,974)	—	(6,518)	(0.03)

LIFO expense	13,281	—	13,281	13,281	3,087	—	10,194	0.05

PharMEDium remediation costs	7,135	(9,030)	16,165	16,165	3,757	—	12,408	0.06

Acquisition-related intangibles amortization	—	(33,566)	33,566	33,566	7,801	(436)	25,329	0.12

Employee severance, litigation, and other	—	(39,309)	39,309	39,309	9,136	—	30,173	0.15

Impairment of PharMEDium assets	—	(138,000)	138,000	138,000	32,071	—	105,929	0.51

Adjusted Non-GAAP	$1,243,138	$747,872	$495,266	$461,417	$96,898	$636	$365,155	$1.76

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.57%	2.60%
Operating expenses	2.02%	1.56%
Operating income	0.55%	1.03%
________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2020	2019	% Change
Pharmaceutical Distribution Services	$50,492,510	$46,036,828	9.7%
Other	2,052,274	1,846,984	11.1%
Intersegment eliminations	(28,228)	(19,070)

Revenue	$52,516,556	$47,864,742	9.7%

	Three Months Ended December 31,
Operating income	2020	2019	% Change
Pharmaceutical Distribution Services	$496,067	$391,694	26.6%
Other	121,647	104,479	16.4%
Intersegment eliminations	(798)	(907)
Total segment operating income	616,916	495,266	24.6%

Gain from antitrust litigation settlements	—	8,492
LIFO credit (expense)	25,727	(13,281)
PharMEDium remediation costs	—	(16,165)
Acquisition-related intangibles amortization	(25,034)	(33,566)
Employee severance, litigation, and other	(70,381)	(39,309)
Impairment of PharMEDium assets	—	(138,000)
Operating income	$547,228	$263,437

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.06%	1.94%
Operating expenses	1.08%	1.09%
Operating income	0.98%	0.85%

Other
Gross profit	18.88%	19.01%
Operating expenses	12.95%	13.35%
Operating income	5.93%	5.66%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.77%	2.57%
Operating expenses	1.72%	2.02%
Operating income	1.04%	0.55%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.72%	2.60%
Adjusted operating expenses	1.54%	1.56%
Adjusted operating income	1.17%	1.03%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2020	2020
ASSETS

Current assets:
Cash and cash equivalents	$4,890,918	$4,597,746
Accounts receivable, net	14,886,252	13,846,301
Inventories	13,178,958	12,589,278
Right to recover assets	1,191,767	1,344,649
Income tax receivable	317,656	488,428
Prepaid expenses and other	234,670	189,300
Total current assets	34,700,221	33,055,702

Property and equipment, net	1,477,040	1,484,808
Goodwill and other intangible assets	8,571,661	8,592,826
Deferred income taxes	326,820	361,640
Other long-term assets	771,026	779,854

Total assets	$45,846,768	$44,274,830

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$33,449,690	$31,705,055
Other current liabilities	1,535,390	1,646,763
Short-term debt	59,371	501,259
Total current liabilities	35,044,451	33,853,077

Long-term debt	3,640,741	3,618,261

Accrued income taxes	287,244	284,845
Deferred income taxes	703,646	686,485
Other long-term liabilities	483,291	472,855
Accrued litigation liability	6,198,943	6,198,943

Total deficit	(511,548)	(839,636)

Total liabilities and stockholders' deficit	$45,846,768	$44,274,830

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2020	2019
Operating Activities:
Net income	$378,707	$186,568
Adjustments to reconcile net income to net cash provided by operating activities [1]	234,717	341,020
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(906,495)	(307,204)
Inventories	(545,459)	(630,980)
Accounts payable	1,721,495	787,037
Other, net	20,088	(233,631)
Net cash provided by operating activities	903,053	142,810

Investing Activities:
Capital expenditures	(65,410)	(67,305)
Other, net	—	4,966
Net cash used in investing activities	(65,410)	(62,339)

Financing Activities:
Net repayments	(431,250)	(13,981)
Purchases of common stock [2]	(56,175)	(135,128)
Exercises of stock options	58,216	20,113
Cash dividends on common stock	(91,103)	(83,088)
Other	(24,159)	(9,977)
Net cash used in financing activities	(544,471)	(222,061)

Increase (decrease) in cash and cash equivalents	293,172	(141,590)

Cash and cash equivalents at beginning of period	4,597,746	3,374,194

Cash and cash equivalents at end of period	$4,890,918	$3,232,604

________________________________________

1     Includes a $138.0 million impairment of PharMEDium assets in the three months ended December 31, 2019.

2 Purchases of common stock in the three months ended December 31, 2020 excludes $5.8 million of December 2020 purchases that cash settled in January 2021. Purchases of common stock in the three months ended December 31, 2019 includes $14.8 million of September 2019 purchases that cash settled in October 2019 and excludes $9.4 million of December 2019 purchases that cash settled in January 2020.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), and certain PharMEDium remediation costs. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable expenses. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. The PharMEDium business has since been permanently shutdown. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, and impairment of PharMEDium assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs and the impairment of PharMEDium assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain on the currency remeasurement of the deferred tax asset relating to Swiss tax reform in the three months ended December 31, 2020 is excluded from adjusted income before income taxes because it is unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the three months ended December 31, 2020. Further, certain expenses relating to tax reform in Switzerland is excluded from adjusted income tax expense for the three months ended December 31, 2020. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; acquisition-related intangibles amortization; employee severance, litigation, and other; and impairment of PharMEDium assets; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act and the per share impact of certain expenses relating to tax reform in Switzerland are also excluded from adjusted diluted earnings per share for the three months ended December 31, 2020. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2021 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2021 adjusted free cash flow guidance. For fiscal year 2021, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the three months ended December 31, 2020 adjusted free cash flow of $837.6 million consisted of net cash provided by operating activities of $903.1 million minus capital expenditures of $65.4 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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